UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 13, 2006

(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING INFORMATION

This report contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from that indicated by any forward-looking statements. Some of the things that could cause our actual results to differ from our expectations are: the competitive environment and other trends in our industry; changes in our operating costs including fuel, which can be volatile; our ability to meet our cost reduction goals; our inability to achieve or maintain profitability and fluctuations in our quarterly results; our significant indebtedness; our inability to secure new aircraft financing; the implementation of our growth strategy; the timing of MD-80 disposal, the market value of MD-80 aircraft, and the amounts of potential lease termination payments with lessors and sublease payments from sublessees; compliance with our financial covenants; potential downgrades of our credit ratings and the availability of financing; the concentration of our revenue from a few key markets; general economic conditions, as well as economic conditions in the geographic regions we serve; actual or threatened terrorist attacks; global instability and potential U.S. military actions or activities; insurance costs; labor disputes; our ability to attract and retain qualified personnel; an aircraft accident or incident; liability and other claims asserted against us; operational disruptions; increases in government fees and taxes; changes in laws and regulations; our reliance on automated systems; and our reliance on third-party vendors and partners. For a discussion of these and other risk factors, see Item 1A of the Company’s Annual Report for the year ended December 31, 2005 on Form 10-K. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this press release to conform them to actual results.

Item 2.06	Material Impairments

On March 9, 2006, our Board of Directors authorized a plan to accelerate the retirement of our Boeing MD-80 fleet and remove these aircraft from service by December 2008. This decision was made to transition to a single fleet type consisting of Boeing 737 aircraft. The Company’s fleet currently includes 15 owned and 11 leased MD-80 aircraft. This plan will allow the Company to reduce annual operating costs as newer replacement aircraft have lower maintenance and fuel costs, as well as other cost savings resulting from a single fleet type. As a result of this decision, we evaluated impairment of the 15 owned MD-80s under the existing accounting rules and concluded that the carrying value of these aircraft is no longer recoverable when compared to the estimated remaining future cash flows. Consequently, during the first quarter of 2006, we expect to record a non-cash impairment charge associated with the owned MD-80 fleet. Although the actual amount has not yet been finalized, we expect the impairment charge to be between $130 million and $150 million, before tax (between $80 million and $95 million, after tax). No portion of the impairment charge will result in future cash expenditures.

In addition, the Company plans to return substantially all of its leased MD-80 aircraft to lessors before the end of the contractual lease terms. Early return of leased aircraft generally involves termination payments to lessors. While the actual cost of termination payments will not be known until the timing of each aircraft’s return is finalized, we expect those cash payments to be between $150 and $170 million, based on early return provisions of the leases. However, actual payments could be lower if we are able to negotiate more favorable terms with lessors, or if we are able to sublease the aircraft. We expect these exit costs to also result in charges to the income statement of between $130 million and $150 million before tax ($80 million to $95 million, after tax). These costs will be recorded in future periods as plans are finalized.

In total, we expect the impairment charge and exit costs to result in a reduction to shareholders’ equity of between $160 million and $190 million once the transition is complete.

Item 7.01	Regulation FD Disclosure

Giving consideration to the fleet transition plan discussed in Item 2.06 above, the following table displays the anticipated fleet count for Alaska Airlines, Inc. as of December 31:

	2005	2006	2007	2008
737-200	7	3	0	0
MD80	26	21	15	0
737-400	40	40	40	40
737-700	22	22	20	20
737-800*	3	15	28	42
737-900	12	12	12	12

	110	113	115	114

*	Includes options for 2 aircraft in 2007 and 6 aircraft in 2008 which have not yet been exercised. The total also assumes Alaska will identify one airplane for delivery in 2008 for which the Company has not secured a delivery position.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.

Registrant

Date: March 13, 2006

/s/ Brandon S. Pedersen
Brandon S. Pedersen
Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden
Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer

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